UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2022

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland
(Address of principal executive offices)

+353 1 6960 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Susan Silbermann

On October 5, 2022, the Board of Directors (the “Board”) of Mallinckrodt plc (the “Company” or “Mallinckrodt”) appointed Susan Silbermann as a director of Mallinckrodt, to serve until the end of the Company’s 2023 Annual General Meeting or, if earlier, her resignation, removal or death. On October 5, 2022, Ms. Silbermann was also appointed to the Governance & Compliance Committee of the Board.

During her 34-year career at Pfizer, Ms. Silbermann held numerous positions of increasing responsibility spanning public health, marketing, commercial development and general management in U.S. and international markets. As Chair of the Pfizer Global COVID-19 Task Force, she developed and led an organization-wide task force overseeing the safety and well-being of 100,000 colleagues in more than 100 countries. Alongside this role, Ms. Silbermann served as Global President, Emerging Markets from 2018 to 2020, with operational and managerial responsibility for the entire Pfizer portfolio in China, Asia, Latin America, Africa and the Middle East, including the initial supply of COVID-19 vaccines in those regions. From 2012 to 2018, she served as President and General Manager, Pfizer Vaccines, creating the basis for much of Pfizer’s current vaccine pipeline and portfolio and establishing and leading one of three inaugural global business units at Pfizer. Previously, Ms. Silbermann held the titles of Regional President, Latin America and Senior Vice President, Commercial Development at Pfizer.

In addition to the Mallinckrodt Board, Ms. Silbermann serves as a director on the boards of LianBio and HilleVax, Inc., both positions she has held since 2021. She also serves on the board of IAVI, an NGO focused on advancing vaccines and medicines for HIV-AIDS and other emerging infectious diseases and is a board member for Meet the Writers, an education non-profit.

Ms. Silbermann earned both an M.B.A. in Marketing and International Business and a Master of Administration degree in French Social and Political Sciences from New York University. She also earned a B.S. in Biology and French from Tufts University. We believe Ms. Silbermann’s extensive experience in the international biotechnology and pharmaceutical industries qualifies her to serve on our Board.

There are no transactions between Ms. Silbermann, on the one hand, and Mallinckrodt, on the other hand, that would be reportable under Item 404(a) of Regulation S-K, and no arrangements or understandings between Ms. Silbermann and any other persons pursuant to which she was selected to the Board.

Ms. Silbermann will receive compensation as a non-employee director of the Board as follows:

Cash Retainers

•	Board Members. Each non-employee director receives an annual cash retainer of $75,000, paid in quarterly installments at the beginning of each quarter.

•	Committee Chairs. The Chair of the Audit Committee receives a supplemental annual cash retainer of $25,000. The Chair of the Human Resources and Compensation Committee and the Governance and Compliance Committee will each receive a supplemental annual cash retainer of $17,500.

•	Committee Members. Each member of the Audit Committee (excluding the Chair) receives a supplemental annual cash retainer of $15,000. Each member of the Human Resources and Compensation Committee and the Governance and Compliance Committee (excluding the Chairs) receives a supplemental annual cash retainer of $10,500.

•	In addition, each non-employee director receives $1,500 for each meeting attended that is in excess of 10 meetings (including meetings of the Board and each committee of the Board).

Equity Awards

•	Restricted Stock Units (“RSUs”). Within 10 days of her appointment to the Board, Ms. Silbermann will receive a grant of 26,276 RSUs, which grant of RSUs will vest ratably on each of the first two anniversaries of Mallinckrodt’s emergence from Chapter 11 proceedings on June 16, 2022, subject to her continued service on such dates.

Item 7.01.	Regulation FD Disclosure.

On October 6, 2022, Mallinckrodt issued a press release announcing the appointment of Ms. Silbermann to the Board. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, dated October 6, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC

Dated: October 6, 2022	By:	/s/ Mark Tyndall
Mark Tyndall
Executive Vice President, Chief Legal Officer & Corporate Secretary

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